Exhibit 99.1
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ASTEC REPORTS THIRD QUARTER 2021 RESULTS

Third Quarter 2021 Highlights (all comparisons are made to the prior year third quarter):
•Net Sales increased 15.4% to $267.0 million
•Gross Profit Margin of 23.3% increased 160 bps
•Net Income increased 481.3% to $9.3 million; Adjusted Net Income of $11.4 million increased 159.1% from $4.4 million
•Diluted EPS of $0.41 compared to $0.07; Adjusted EPS of $0.50 increased from $0.19
•Record Backlog of $620.5 million

CHATTANOOGA, Tenn. (November 3, 2021) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for the third quarter of 2021.

Third quarter of 2021 net sales of $267.0 million increased 15.4% compared to $231.4 million for the third quarter of 2020. Domestic sales increased $20.7 million or 11.4% due mainly to pricing initiatives, stronger asphalt plant sales, incremental concrete plant sales from acquired businesses and increases in aftermarket parts sales, partially offset by reduced sales from the exit of our oil and gas drilling product lines. International sales increased $14.9 million or 29.6% primarily due to COVID-19 related temporary site closures in the prior year. International sales increased primarily to customers in Canada, Australia, Brazil and Asia.

Backlog as of September 30, 2021 of $620.5 million increased $402.0 million, or 184.0% compared to the backlog of $218.5 million a year ago. Domestic backlog increased by 236.2% to $508.6 million while international backlog increased by 66.5% to $111.9 million.

Operating profit of $6.7 million in the third quarter of 2021 increased 844.4% compared to an operating loss of $0.9 million in the third quarter of 2020. Third quarter of 2021 adjusted operating income of $9.4 million, increased 147.4% compared to $3.8 million for the third quarter of 2020. Adjusted operating margin of 3.5% increased 180 basis points from 1.7% in third quarter 2020 primarily due to increased sales and gross profit. The additional operating profit partially offset increased costs for centralization and infrastructure efforts associated with our ongoing transformation initiatives.

The income tax rate for the quarter was (43.1)% compared to (300.0)% in the prior year primarily due to valuation allowance releases in Brazil and net research and development credits. Adjusted third quarter tax rate was (23.9)% compared to (10.0)% in the third quarter of 2020.

Net income of $9.3 million increased from $1.6 million in the third quarter of 2020, while diluted EPS of $0.41 increased from $0.07 in the third quarter of 2020. Adjusted net income of $11.4 million increased 159.1% compared to the prior year period, while Adjusted EPS of $0.50 increased 163.2% compared to $0.19 for the third quarter of 2020. Adjusted EPS excludes $0.09 of incremental costs, net of tax, driven by our transformation program and footprint rationalization, partially offset by a net gain on the sale of property.

EBITDA of $14.1 million increased $7.1 million, or 101.4%, compared to the prior year EBITDA of $7.0 million. Adjusted EBITDA of $16.8 million increased 58.5% compared to $10.6 million a year ago. Adjusted EBITDA margin increased 170 basis points from 4.6% in the third quarter of 2020 largely driven by pricing realization and improved sales volumes/mix combined with manufacturing efficiencies, partially offset by inflation and increased SG&A expenses.

"I am pleased with the commitment and tenacity of the Astec team as we continue to work diligently and efficiently to deliver solid results in the midst of continued global headwinds from inflation, supply chain disruptions and labor challenges," said Barry Ruffalo, Chief Executive Officer of Astec. "Although for the time being, the federal highway bill has been extended for a short term versus long term period, we continue to see strong organic market activity and opportunities for growth. We are still in the early innings of our business evolution. Our record backlog, strong aftermarket parts business and growing international sales continue to demonstrate our ability to deliver value to our customers and execute our strategy. Our sales in the quarter were a third quarter record and overall results highlight the strength of the ASTEC brand, including the deep customer relationships we have invested in and grown over time. The OneASTEC business model and our strategy to Simplify, Focus and Grow continue to drive sustainable long-term value for our stakeholders."

Business Operations Update

Simplify, Focus and Grow Strategic Transformation ("SFG") - We continue to execute on our strategic transformation initiative focused on implementing new business strategies and a new operating structure. This transformation was launched in late 2019 and is concentrated on aligning our operations under the OneASTEC business model with the strategic pillars of Simplify, Focus and Grow. SFG is an ongoing, multi-year program with the primary goals of optimizing our manufacturing footprint and centralizing our business into common platforms and operating models to reduce complexity and cost, improve productivity and embed continuous improvement in our processes. These efforts are considered critical to enabling us to operate competitively and support future growth, which are expected to broadly benefit our customers, partners, employees and shareholders.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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During 2019 and 2020 we consolidated certain of our sites as a key part of these initiatives. We have one additional site consolidation underway in 2021. Site consolidation costs including headcount reductions, inventory movement and facility closure costs are included in "Restructuring, Impairment and Other Asset Charges, Net" in the Consolidated Statements of Operations.

In addition, in late 2020 we launched a multi-year phased implementation of a standardized enterprise resource planning ("ERP") system across our global organization, which will replace much of our existing disparate core financial systems. The upgraded ERP will initially convert our internal operations, manufacturing, finance, human capital resources management and customer relationship systems to cloud-based platforms. This new ERP system will provide for standardized processes and integrated technology solutions that enable us to better leverage automation and process efficiency. An implementation of this scale is a major financial undertaking and will require substantial time and attention of management and key employees. Costs incurred, during the three and nine months ended September 30, 2021, were $2.4 million and $7.7 million, respectively, which represent costs directly associated with the SFG initiative and which cannot be capitalized in accordance with U.S. GAAP. These costs are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

Supply Chain - We actively manage our global supply chain for constraints and volatility however, we are not immune to disruptions caused by the recent surge in global demand. Labor shortages at our vendors and logistics partners have increased lead times for certain components used in our manufacturing process. We have increased the frequency of communications with our suppliers and customers to ensure business continuity as well as anticipate and prepare for any new developments.

COVID-19 - Our top priority continues to be protecting our employees and their families, our customers and suppliers and our operations from adverse impacts by taking precautionary measures as directed by health authorities and local governments. We continue to exercise diligence to ensure the health and well-being of our employees, their families and the communities in which we operate, while serving the needs of our customers. Business operations were fully operational during the third quarter of 2021.

Labor - In certain manufacturing locations, we have experienced a shortage of necessary production personnel and increasing labor costs to attract staff in our manufacturing operations resulting in a variety of challenges in running our operations efficiently to meet strong customer demand. We continue to adjust our production schedules and manufacturing workload distribution, outsource components, implement efficiency improvements and actively modify our recruitment process and compensation and benefits to attract and retain production personnel in our manufacturing facilities.

Steel - Steel is a major component of our equipment. Steel prices began increasing in the latter part of 2020. We have experienced further increases in steel pricing throughout 2021 and continued increases could occur into 2022. We continue to utilize strategies that include forward-looking contracts and advanced steel purchases to ensure supply and minimize the impact of price volatility.

Highway Funding - Federal funding provides a significant portion of all highway, street, roadway and parking construction in the United States. We believe federal funding influences the purchasing decisions of our customers, who are typically more amenable to making capital equipment purchases with long-term federal legislation in place. Federal transportation funding under the Fixing America's Surface Transportation Act ("FAST Act"), which expired on September 30, 2020, was temporarily extended for one year through September 30, 2021 and was subsequently further extended through December 3, 2021. We believe a multi-year highway program (such as the FAST Act) will have a positive impact on the road construction industry and allow our customers to plan and execute longer term projects.

Investor Conference Call and Webcast

Astec will conduct a conference call and live webcast today, November 3, 2021, at 8:30 A.M. Eastern Time, to review its third quarter 2021 results as well as current business conditions. The number to call for this interactive teleconference is (877) 545-0523 (at least 10 minutes prior to the scheduled time for the call). International callers should dial (973) 528-0016. You may also access a live webcast of the call by visiting www.webcaster4.com/Webcast/Page/2146/43162. You will need to give your name and company affiliation and reference Astec Industries. An archived webcast will be available for 90 days at www.astecindustries.com. The supplemental presentation slides are available on the Astec Industries, Inc. website by visiting https://www.astecindustries.com/investor-relations/analyst-information/presentations.html.

A replay of the conference call will be available through November 17, 2021 by dialing (877) 481-4010 or (919) 882-2331 for international callers, Conference ID # 43162. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within five business days after the call.

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing and mining equipment.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This News Release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in News Release that are not historical are hereby identified as "forward-looking statements" and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "believes," "should," "would," "could," "hope," "forecast," "management is of the opinion," use of the future tense and similar words or phrases. These forward-looking statements are based largely on management's expectations, which are subject to a number of known and unknown risks, uncertainties and other factors discussed and described in our most recent Annual Report on Form 10-K, including those risks described in Part I, Item 1A. Risk Factors thereof, and in other reports filed subsequently by us with the Securities and Exchange Commission, which may cause actual results, financial or otherwise, to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements to reflect future events or circumstances, except as required by law.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company's results, the Company refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management of the Company does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core business. Management of the Company uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to this News Release.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

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Astec Industries Inc.
Condensed Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$267.0	$231.4	$829.4	$785.5
Cost of sales	204.7	181.2	631.6	602.3
Gross profit	62.3	50.2	197.8	183.2

Operating expenses:
Selling, general, administrative and engineering	55.3	48.9	168.3	147.8
Restructuring, impairment and other asset charges, net	0.3	2.2	1.8	10.3
Total operating expenses	55.6	51.1	170.1	158.1
Operating income	6.7	(0.9)	27.7	25.1

Other income:
Interest expense	(0.2)	—	(0.6)	(0.2)
Other (expenses) income, net	—	1.3	0.3	2.0
Income from operations before income taxes	6.5	0.4	27.4	26.9
Income tax (benefit) provision	(2.8)	(1.2)	0.4	(4.5)
Net income	9.3	1.6	27.0	31.4
Net loss attributable to noncontrolling interest	—	—	—	0.1
Net income attributable to controlling interest	$9.3	$1.6	$27.0	$31.5

Earnings per common share
Basic	$0.41	$0.07	$1.19	$1.39
Diluted	0.41	0.07	1.18	1.38

Weighted average shares outstanding
Basic	22,761	22,615	22,713	22,593
Diluted	22,914	22,946	22,923	22,838

Diluted EPS	$0.41	$0.07	$1.18	$1.38
Transformation program	0.10	—	0.34	—
Facility closures and reduction in force (a)	0.03	0.23	0.09	0.52
Asset impairment (recovery)	—	(0.01)	0.01	0.18
Gain on sale of property, equipment and business, net	(0.01)	(0.07)	(0.02)	(0.10)
Income taxes	(0.03)	(0.03)	(0.10)	(0.15)
Adjusted EPS	$0.50	$0.19	$1.50	$1.83

(a) Facility closures and reduction in force above include the impact of a rounding adjustment

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Astec Industries Inc.
Segment Net Sales and Profits
(In millions; unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	Infrastructure Solutions	Materials Solutions	Corporate	Total	Infrastructure Solutions	Materials Solutions	Corporate	Total

2021 Net sales	$176.3	$90.7	$—	$267.0	$558.0	$271.4	$—	$829.4
2020 Net sales	151.1	80.3	—	231.4	535.6	249.9	—	785.5
Change $	25.2	10.4	—	35.6	22.4	21.5	—	43.9
Change %	16.7%	13.0%	—%	15.4%	4.2%	8.6%	—%	5.6%

2021 Gross profit	39.9	22.4	—	62.3	128.0	69.8	—	197.8
2021 Gross profit %	22.6%	24.7%	—%	23.3%	22.9%	25.7%	—%	23.8%
2020 Gross profit	29.5	20.6	0.1	50.2	120.1	62.8	0.3	183.2
2020 Gross profit %	19.5%	25.7%	N/M	21.7%	22.4%	25.1%	N/M	23.3%
Change $	10.4	1.8	(0.1)	12.1	7.9	7.0	(0.3)	14.6

2021 Profit / (loss)	13.8	8.0	(12.8)	9.0	46.6	27.3	(47.5)	26.4
2020 Profit / (loss)	6.3	7.2	(11.7)	1.8	37.7	21.7	(28.2)	31.2
Change $	7.5	0.8	(1.1)	7.2	8.9	5.6	(19.3)	(4.8)
Change %	119.0%	11.1%	(9.4)%	400.0%	23.6%	25.8%	(68.4)%	(15.4)%
N/M = Not Meaningful

Segment net sales are reported net of intersegment sales. Segment gross profit is net of profit on intersegment sales. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in millions; unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change $	2021	2020	Change $
Total profit for all segments	$9.0	$1.8	$7.2	$26.4	$31.2	$(4.8)
Recapture (elimination) of intersegment profit	0.3	(0.2)	0.5	0.6	0.2	0.4
Net loss attributable to noncontrolling interest	—	—	—	—	0.1	(0.1)
Net income attributable to controlling interest	$9.3	$1.6	$7.7	$27.0	$31.5	$(4.5)
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Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$164.6	$158.6
Investments	9.2	4.3
Trade receivables and contract assets, net	145.8	115.9
Inventories, net	282.8	249.7
Other current assets	42.4	37.3
Total current assets	644.8	565.8
Property, plant and equipment, net	167.5	172.8
Other long-term assets	98.4	109.6
Total assets	$910.7	$848.2

Liabilities
Current liabilities:
Accounts payable	$77.9	$52.7
Other current liabilities	134.1	117.6
Total current liabilities	212.0	170.3
Long-term debt	0.2	0.4
Other long-term liabilities	35.4	34.5
Total equity	663.1	643.0
Total liabilities and equity	$910.7	$848.2

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Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In millions; unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$27.0	$31.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.0	15.5
Amortization	7.6	3.9
Provision for credit losses	0.6	0.6
Provision for warranties	8.5	7.1
Deferred compensation (benefit) expense	—	0.5
Share-based compensation	4.6	4.8
Deferred tax provision	0.3	14.0
Gain on disposition of property and equipment	(0.5)	(0.8)
Gain on disposition of subsidiary	—	(1.1)
Asset impairment charges	0.2	4.1
Distributions to SERP participants	(2.4)	(1.2)
Change in operating assets and liabilities, excluding the effects of acquisitions:
Purchase of trading securities, net	(2.4)	(0.5)
Receivables and other contract assets	(31.3)	(2.0)
Inventories	(33.4)	43.2
Prepaid expenses	0.2	7.5
Other assets	(3.0)	(1.7)
Accounts payable	26.6	(8.0)
Accrued loss reserves	0.1	0.2
Accrued payroll and related expenses	9.3	1.0
Other accrued liabilities	10.3	2.9
Accrued product warranty	(8.3)	(7.3)
Customer deposits	4.0	(18.0)
Income taxes payable/prepaid	(5.7)	8.6
Other	—	(2.6)
Net cash provided by operating activities	27.3	102.1
Cash flows from investing activities:
Acquisitions, net of cash acquired	0.1	(28.3)
Proceeds from (price adjustment on prior) sale of subsidiary	(1.1)	1.1
Expenditures for property and equipment	(10.9)	(10.9)
Proceeds from sale of property and equipment	1.7	6.0
Purchase of investments	(0.8)	(0.9)
Sale of investments	1.8	1.2
Net cash used by investing activities	(9.2)	(31.8)
Cash flows from financing activities:
Payment of dividends	(7.5)	(7.5)
Borrowings under bank loans	2.5	0.2
Repayment of bank loans	(3.6)	(0.5)
Sale of Company stock by SERP, net	0.6	0.2
Withholding tax paid upon vesting of share-based compensation awards	(3.4)	(0.7)
Net cash used by financing activities	(11.4)	(8.3)
Effect of exchange rates on cash	(0.7)	(2.4)
Increase in cash and cash equivalents	6.0	59.6
Cash and cash equivalents, beginning of period	158.6	48.9
Cash and cash equivalents, end of period	$164.6	$108.5
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Appendix

3Q 2021 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	As Adjusted (Non-GAAP)
Consolidated
Net sales	$267.0	$—	$—	$267.0
GP	62.3	—	—	62.3
GP%	23.3%			23.3%
Operating income	6.7	0.3	2.4	9.4
Income taxes	(2.8)	0.1	0.5	(2.2)
Net income attributable to controlling interest	9.3	0.2	1.9	11.4
Diluted EPS	0.41	0.01	0.08	0.50

Infrastructure Solutions
Net sales	176.3	—	—	176.3
GP	39.9	—	—	39.9
GP%	22.6%			22.6%

Materials Solutions
Net sales	90.7	—	—	90.7
GP	22.4	—	—	22.4
GP%	24.7%			24.7%

3Q YTD 2021 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	Transformation Program	As Adjusted (Non-GAAP)
Consolidated
Net sales	$829.4	$—	$—	$829.4
GP	197.8	—	—	197.8
GP%	23.8%			23.8%
Operating income	27.7	1.8	7.7	37.2
Income taxes	0.4	0.4	1.8	2.6
Net income attributable to controlling interest	27.0	1.4	5.9	34.3
Diluted EPS	1.18	0.06	0.26	1.50

Infrastructure Solutions
Net sales	558.0	—	—	558.0
GP	128.0	—	—	128.0
GP%	22.9%			22.9%

Materials Solutions
Net sales	271.4	—	—	271.4
GP	69.8	—	—	69.8
GP%	25.7%			25.7%

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3Q 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$231.4	$—	$231.4
GP	50.2	2.5	52.7
GP%	21.7%		22.8%
Operating income	(0.9)	4.7	3.8
Other (expenses) income, net	1.3	(1.1)	0.2
Income taxes	(1.2)	0.8	(0.4)
Net income attributable to controlling interest	1.6	2.8	4.4
Diluted EPS	0.07	0.12	0.19

Infrastructure Solutions
Net sales	151.1	—	151.1
GP	29.5	2.5	32.0
GP%	19.5%		21.2%

Materials Solutions
Net sales	80.3	—	80.3
GP	20.6	—	20.6
GP%	25.7%		25.7%

3Q YTD 2020 GAAP to Non-GAAP Reconciliation Table
	As Reported (GAAP)	Restructuring, Impairment, and Other Charges, Net	As Adjusted (Non-GAAP)
Consolidated
Net sales	$785.5	$—	$785.5
GP	183.2	4.4	187.6
GP%	23.3%		23.9%
Operating income	25.1	14.7	39.8
Other (expenses) income, net	2.0	(1.1)	0.9
Income taxes	(4.5)	3.4	(1.1)
Net income attributable to controlling interest	31.5	10.2	41.7
Diluted EPS	1.38	0.45	1.83

Infrastructure Solutions
Net sales	535.6	—	535.6
GP	120.1	4.4	124.5
GP%	22.4%		23.2%

Materials Solutions
Net sales	249.9	—	249.9
GP	62.8	—	62.8
GP%	25.1%		25.1%
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Astec Industries Inc.
GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to controlling interest	$9.3	$1.6	$27.0	$31.5
Adjustments:
Transformation program	2.4	—	7.7	—
Facility closures and reduction in force	0.5	5.6	2.1	11.8
Asset impairment (recovery)	—	(0.3)	0.2	4.1
Gain on sale of property, equipment and business, net	(0.2)	(1.7)	(0.5)	(2.3)
Income taxes	(0.6)	(0.8)	(2.2)	(3.4)
Adjusted net income attributable to controlling interest	$11.4	$4.4	$34.3	$41.7

Diluted EPS	$0.41	$0.07	$1.18	$1.38
Adjustments:
Transformation program	0.10	—	0.34	—
Facility closures and reduction in force (a)	0.03	0.23	0.09	0.52
Asset impairment (recovery)	—	(0.01)	0.01	0.18
Gain on sale of property, equipment and business, net	(0.01)	(0.07)	(0.02)	(0.10)
Income taxes	(0.03)	(0.03)	(0.10)	(0.15)
Adjusted EPS	$0.50	$0.19	$1.50	$1.83

(a) Facility closures and reduction in force above include the impact of a rounding adjustment

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Astec Industries Inc.
EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$267.0	$231.4	$829.4	$785.5

Net income attributable to controlling interest	$9.3	$1.6	$27.0	$31.5
Interest expense (income), net	0.1	(0.2)	0.2	(0.4)
Depreciation and amortization	7.5	6.8	22.6	19.4
(Benefit) provision from income taxes	(2.8)	(1.2)	0.4	(4.5)
EBITDA	14.1	7.0	50.2	46.0
EBITDA margin	5.3%	3.0%	6.1%	5.9%

Adjustments:
Transformation program	2.4	—	7.7	—
Facility closures and reduction in force	0.5	5.6	2.1	11.8
Asset impairment (recovery)	—	(0.3)	0.2	4.1
Gain on sale of property, equipment and business, net	(0.2)	(1.7)	(0.5)	(2.3)
Adjusted EBITDA	$16.8	$10.6	$59.7	$59.6
Adjusted EBITDA margin	6.3%	4.6%	7.2%	7.6%
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com